EXHIBIT 97

Westamerica Bancorporation

Incentive-Based Compensation Recovery Policy

Implementation October 26, 2023

Purpose

This Incentive Compensation Recovery Policy (“Policy”) adopts the Securities and Exchange Commission’s (“SEC”) compensation clawback rules1 and the related listing standards of the National Association of Securities Dealers Automated Quotations Stock Market (“NASDAQ”). The intent of the Policy is to recover reasonably promptly the amount of incentive-based compensation previously received by executive officers determined to be erroneous. The Policy applies to incentive-based compensation received on or after October 2, 2023.  Effective October 2, 2023, this Policy supersedes in its entirety the Westamerica Bancorporation Executive Compensation Clawback Policy dated February 21, 2013.

Covered Executive Officers

This Policy applies to each person who (1) received incentive-compensation during the three-year recovery period described below, (2) received incentive-compensation after becoming an executive officer and (3) served as an executive officer at any time during the performance period for such incentive-compensation .   “Executive officer” means the President, Chief Financial Officer, Principal Accounting Officer, Division Managers and any other officer who performs a policy-making function or significant role in the preparation of the financial statements. The covered executive officers can be employees of the parent company or any of its subsidiaries.

Each covered executive is subject to incentive compensation recovery whether or not they contributed to the accounting error.

Policy Triggering Events

The Audit Committee of the Westamerica Bancorporation Board of Directors (“Audit Committee”) must report to the Employee Benefits and Compensation Committee of the Westamerica Bancorporation Board of Directors (“Employee Benefits Committee”) any accounting errors detected by or brought to the attention of the Audit Committee through its governance practices, which could change financial reporting measures that affect the amount of incentive-based compensation. Accounting errors can be caused by:

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A prior period accounting error, which is immaterial to the prior period financial statements, but is material to the current period (such as the result of an immaterial error that has been uncorrected for multiple periods and has aggregated to a material number within the current year). The accounting error is corrected in the current year comparative financial statements by adjusting the prior period information and adding disclosure of the error.

 1 Exchange Act Rule 10D-1 implementing provisions required by Section 954 of the Dodd-Frank Act

●

A prior period accounting error, which is material to the prior period financial statements. The accounting error is corrected by reissuance and restatement of previously issued financial statements to reflect the correction of the error in those financial statements.

The consideration regarding whether an accounting error is material to the financial statements is determined under SEC Staff Accounting Bulletin: No. 99 – Materiality, Topic 1M.

The Audit Committee is authorized to determine when Westamerica Bancorporation is required to prepare an accounting restatement. A restatement caused by a change in applicable accounting rules or interpretations does not trigger this Policy.

Financial Reporting Measure

A financial reporting measure is one that is determined and presented under the accounting principles used to prepare financial statements and measures derived wholly or in part from such measures, including:

●	Measures taken directly from the financial statements,

●	Stock price or total shareholder return that would be affected by accounting-related information and subject to disclosure requirements, and

●

Non-Generally Accepted Accounting Principles (“GAAP”) and other measures, metrics and ratios that are not non-GAAP measures but are derived from and presented outside of the financial statements such as Management’s Discussion and Analysis of Financial Condition and Results of Operations, or outside of an SEC filing.

Incentive-Based Compensation

Incentive-based compensation includes any compensation granted, earned or vested based wholly or in part on attaining any financial reporting measure. The fiscal year in which incentive-based compensation is deemed to have been received is based on when the award’s financial reporting measure goal is attained, not when the award is actually calculated, paid, issued or granted. Procedural acts or other conditions necessary to effect a payment or issuance, such as governing body approval, are not relevant for determining the date received.

Incentive-based compensation does not include:

●	Salaries,

●	Bonuses paid at the discretion of the Employee Benefits Committee based on achieving subjective or strategic measures tied only to operational or strategic goals, and

●	Equity awards for which granting and vesting are not based on achieving financial reporting measure performance goals and vesting is contingent solely on completion of a specified employment period.

Recoverable Amount

The recoverable amount of incentive-based compensation will be determined by the Employee Benefits Committee. The recoverable amount is the difference between the incentive-based compensation received by each covered executive officer based on erroneous data, in excess of what would have been received by such officers based on the restated financial statements, without regard to taxes paid.

When the incentive-based compensation is based on stock price or total shareholder return, and the Employee Benefits Committee cannot simply recalculate the amount of erroneously awarded compensation from the information in the restatement, it must:

●	Make a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return at the time the incentive-based compensation was received, and

●	Provide the documentation of the reasonable estimate to the NASDAQ.

The Employee Benefits Committee may not exercise any discretion as to whether to recover erroneously awarded incentive-based compensation, but discretion as to how recovery is achieved is allowed.

The Employee Benefits Committee is permitted an exception from recovery when one of the following conditions is present and the Employee Benefits Committee determines that recovery would be impracticable:

●	The expense of enforcing the Policy would exceed the amount to be recovered after making a reasonable attempt of recovery, and this effort has been documented and provided to the NASDAQ,

●	Recovery would violate a law of the United States of America adopted before November 28, 2022, and the Employee Benefits Committee obtained an opinion of counsel and provided it to the NASDAQ, or

●	Recovery would cause an otherwise tax-qualified retirement plan to lose its tax-qualified status.

Westamerica Bancorporation is prohibited from insuring or indemnifying any covered executive officer or former covered executive officer against the loss of erroneously awarded incentive-based compensation.

Recovery Period

The recovery period is the three completed fiscal years immediately preceding the date it is determined that Westamerica Bancorporation is required to prepare an accounting restatement. The date the restated financial statements are filed does not affect the determination of the recovery period. The date required to prepare an accounting restatement is the earlier to occur of:

●	The date the Audit Committee concludes, or reasonably should have concluded, Westamerica Bancorporation is required to prepare an accounting restatement, or

●	The date a court, regulator, or other legally authorized body directs the issuer to prepare an account restatement.

If a restatement of Westamerica Bancorporation financial statements occurs and triggers the requirement to file an Item 4.02(a) Form 8-K or equivalent filing, then this definition is met.

Once it is concluded, or reasonably should have been concluded, that a restatement as defined in the rule is required, Westamerica Bancorporation should not delay triggering this Policy until the amount of the restatement is known or the restated financial statements are filed.

Annual Reporting

The Policy will be included as an exhibit to each annual report filed with the SEC on Form 10-K. The check boxes on each filed Form 10-K will indicate if the financial statements reflect the correction of an accounting error to previously issued financial statements and if the corrections are restatements that required a recovery analysis. Finally, as applicable, the Form 10-K will disclose any actions taken pursuant to the Policy.

Amendment and Termination; Interpretation

The Board of Directors of Westamerica Bancorporation may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect and comply with further regulations, rules and guidance of the SEC and the NASDAQ.

The Employee Benefits Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy is designed and intended to be interpreted in a manner that is consistent with the requirements of the compensation clawback rules of the SEC and the NASDAQ.  To the extent of any inconsistency between this Policy and such rules, such rules shall control and this Policy shall be deemed amended to incorporate such regulations, rules and guidance unless the Board of Directors of Westamercia Bancorporation of the Employee Benefits Committee shall expressly determine otherwise.

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